UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 4, 2025

(Date of earliest event reported)

ATIF HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38876	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25391 Commercentre Dr., Ste 200, Lake Forest, CA 92630

(Address of principal executive offices, including zip code)

308-888-8888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.001 par value	ZBAI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Registered Direct Offering

On February 4, 2025, ATIF Holdings Limited (the “Company”) entered into certain securities purchase agreement (the “Purchase Agreement”) with certain non-affiliated institutional investor (the “Purchaser”) pursuant to which the Company agreed to sell (1) 1,580,000 ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and (2) certain pre-funded warrants to purchase up to 887,553 Ordinary Shares (the “Pre-Funded Warrants”) in a registered direct offering, and (3) in a concurrent private placement, restricted warrants to purchase an aggregate of up to 2,467,553 Ordinary Shares (the “Restricted Warrants”), for aggregate gross proceeds of approximately $2.5 million (the “Offering”).

Each Pre-Funded Warrant is exercisable for one Ordinary Share at an exercise price of US$0.01. We are offering the Pre-Funded Warrants to the Purchaser whose purchase of the Ordinary Shares in this offering would otherwise result in such purchase, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchase, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Each Restricted Warrant is exercisable six months after the date of issuance at an exercise price of $1.20 per Ordinary Share and expires five and a half years from the date of issuance. The Restricted Warrants and the Ordinary Shares issuable upon the exercise of the warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) and are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

The Company agreed in the Purchase Agreement that it would not issue any Ordinary Shares, ordinary shares, or ordinary share equivalents until a period of thirty (30) days after the date on which the Restricted Warrants are first exercisable, subject to certain exceptions set forth in the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 10% or more of the Company’s Ordinary Shares entered into lock-up agreements (the “Lock-Up Agreement”) pursuant to which they have agreed, among other things, not to sell or dispose of any Ordinary Shares which are or will be beneficially owned by them until a period of thirty (30) days after the Restricted Warrants are registered.

The Company currently intends to use the net proceeds from the Offering for working capital and general corporate use. The Offering closed on February 5, 2025.

The Company entered into certain placement agent agreement dated February 4, 2025 (the “Placement Agent Agreement”), with R. F. Lafferty & Co., Inc., as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the sole lead/exclusive placement agent in connection with the Offering. The Company agreed to pay the Placement Agent an aggregate fee equal to 7% of the gross proceeds raised in the Offering. The Company also agreed to reimburse the Placement Agent up to an aggregate of $75,000 for the for non-accountable expenses and reasonable and accounted fees and expenses of legal counsel.

Copies of the form of the Purchase Agreement, form of Pre-Funded Warrant, form of Restricted Warrant, form of Lock-Up Agreement and form of Placement Agent Agreement are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Purchase Agreement, Prefunded-Warrants, Restricted Warrants, Lock-Up Agreement and the Placement Agent Agreement are subject to, and qualified in their entirety by, such documents. A copy of the legal opinion issued by the Company’s British Virgin Islands counsel Ogier is attached hereto as Exhibit 5.1.

Item 7.01 Regulation FD Disclosure.

On February 4, 2025 and February 5, 2025, the Company issued a press release announcing the pricing and the closing of the Offering, respectively. A copy of the pricing press release and closing press release is furnished hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

The information included in Item 7.01 of this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
5.1	Legal Opinion of Ogier
10.1	Form of the Purchase Agreement
10.2	Form of Pre-Funded Warrant
10.3	Form of Restricted Warrant
10.4	Form of Lock-Up Agreement
10.5	Form of Placement Agent Agreement
99.1	Pricing Press Release
99.2	Closing Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATIF Holdings Limited

By:	/s/ Dr. Kamran Khan
Dr. Kamran Khan
Chief Executive Officer

Date: February 5, 2025

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